[SUTHERLAND ASBILL & BRENNAN LLP]

FREDERICK R. BELLAMY
DIRECT LINE: 202.383.0126
E-mail: fred.bellamy@sutherland.com

April 19, 2013

VIA EDGAR

Board of Directors
Protective Life Insurance Company
2801 Highway 280 South
Birmingham, Alabama 35223

Re:            Protective Advantage Plus Variable Life Policy
    Post-Effective Amendment No. 1

Directors:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 1 to the Registration Statement on Form N-6 by Protective Life Insurance Company and United Investors Universal Life Variable Account for certain variable life insurance policies (File No. 333-182485).  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By:    /s/ Frederick R. Bellamy
            Frederick R. Bellamy